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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                             HEWITT ASSOCIATES, INC.

                        ---------------------------------

          FIRST: The name of this Corporation is Hewitt Associates, Inc.

          SECOND: Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: The total number of shares of all classes of stock which this Corporation shall have authority to issue is 1000 shares of Common Stock, par value $0.01 per share.

          FIFTH: The names and mailing address of the incorporators are as follows:

               Incorporators                      Address
               -------------                      -------
               John M. Ryan                       Hewitt Associates, Inc.
               C. Lawrence Connolly, III          100 Half Day Road
                                                  Lincolnshire, IL 60069


          SIXTH: A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the Delaware General Corporation Law, as so amended. Any amendment, repeal or modification of this Article shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal or modification. Unless otherwise required by the bylaws of this Corporation, election of directors need not be by written ballot.

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          SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all powers, preferences, rights and privileges conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

          Each of the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate, and does certify that the facts herein stated are true, and had accordingly hereunto set his hand this 28th day of February, 2002

                                   --------------------------------------------
                                   John M. Ryan, Incorporator



                                   --------------------------------------------
                                   C. Lawrence Connolly, III, Incorporator